EXHIBIT 2(h)

ASSET PURCHASE AGREEMENT

by and between

CK TECHNOLOGIES, L.L.C.
a Michigan limited liability company (“Buyer”),

and

CLARION TECHNOLOGIES, INC.
a Delaware Corporation (“Seller”)

April 10, 2002

i

ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT, dated as of April 10, 2002 (the “Agreement”), by and between CK Technologies, L.L.C., a Michigan limited liability company, of 5141 36th Street, Grand Rapids, Michigan 49588 (“Buyer”), and CLARION TECHNOLOGIES, INC., a Delaware corporation, of 38 W. Fulton, Grand Rapids, Michigan 49503 (the “Seller”).

RECITALS

        A.        Seller is engaged in the business of manufacturing and selling custom injection molded interior and exterior plastic components and related value added work for the heavy truck, automotive and related industries at its facility located at 1701 Magda Drive, Montpelier, Ohio 43543.

        B.        The parties have reached an understanding with respect to the sale by Seller and the purchase by Buyer of substantially all of the assets of the Business (as defined herein).

        C.        The purpose of this Agreement is to set forth the understanding reached by the parties regarding the sale of the Business from Seller to Buyer.

        NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

        1.1        Assets to be Purchased and Sold. Subject to the terms and conditions of this Agreement and except for the Excluded Assets (as defined below), Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, as of the Effective Date, all of Seller’s right, title and interest in the following assets (collectively referred to as the “Assets”):

                     (a)        Inventory; Supplies. Inventories of finished goods, work-in-process, packaging and raw materials and tooling projects as set forth on attached Schedule 1.1(a) and inventories of supplies and related office materials located at the Facility but excluding the Excluded Inventory (the "Inventory"). A final Inventory shall be taken for this purpose as of the end of business on the Effective Date;

                     (b)        Tangible Personal Property. All of Seller's right, title and interest in all equipment, maintenance and spare parts, products, machines, tools, dies, furniture, fixtures, furnishings, parts, computers, and all other items of tangible personal property used and located at the Facility, including, without limitation, those listed and set forth on attached Schedule 1.1(b) (the "Fixed Assets");

                     (c)        Contract Rights. All of Seller's right, title and interest in, to and under all contracts, express or implied, written or oral, listed in Schedule 1.1(c), and all sales proposals in process ("Backlog"), whereby the Backlog listing shall be included in Schedule 1.1(c), and Seller's interest in its customer deposits related thereto;

                     (d)        Customer Lists and Customer Histories. Except for the contracts listed in Schedule 1.1(d), all of Seller's right, title and interest in and to all of its customer histories and customer lists related to the Business along with the right to do business with these customers;

                     (e)        Books and Records. Originals or copies of all books, records and accounts of Seller related solely to the Business, including all engineering and production reports, consulting reports, health and safety data (including data in support of EPA registrations), financial data and reports, technical equipment information and specifications, personnel records, mailing lists, vendor and supplier lists, customer lists and similar information in tangible or electronic form, excluding, however, any such information related solely to any of the Excluded Assets;

                     (f)        Leases. All of Seller's right under all leases with respect to personal property, a list of which is attached as Schedule 1.1(f);

                     (g)        Real Property. The Real Property (as defined below) and as described in attached Schedule 1.1(g), and the Facility (as defined below) located on the Real Property;

                     (h)        Prepaid Assets; Rights. All rights to goods and services and all other economic benefits arising under prepayments, payments in advance and deposits by Seller, a list of which is attached as Schedule 1.1(h), relating to the Business, including all claims for collection, indemnity rights, other claims and causes of action arising out of occurrences before the Effective Date of this Agreement; and

                     (i)        Accounts Receivable. All of Seller's accounts and notes receivable (whether billed or not) attributable to the Business but excluding the Excluded Receivables ("Receivables"), a final list of which shall be delivered by Seller to Buyer on or before the close of business on the day immediately preceding the Closing Date. The aggregate amount of such Receivables as of the Effective Date shall constitute the "Receivables Balance";

                     (k)        Software Licenses. All of Seller's rights under all "Software Licenses" relating to the use of such Software Licenses at the Facility, a list of which is attached as Schedule 1.1(k), but only to the extent such Software Licenses are assignable; provided, however, that notwithstanding any other provision of this Agreement, Seller makes no representation or warranty regarding the effectiveness of any such assignment.

        1.2        Excluded Assets. It is expressly understood and agreed that the Assets shall not include the following (collectively referred to as the "Excluded Assets"):

                     (a)        Cash and Related Items. Seller's cash, near cash items, bank accounts and investments in securities;

                     (b)        Certain Inventory. Any items of Inventory that are consumed, sold or disposed of in the ordinary course of business of the Business until the close of business on the Effective Date (collectively, the "Excluded Inventory");

                     (c)        Certain Excluded Receivables. All receivables 90 days and more past due (the "Excluded Receivables");

                     (d)        Non-Business Prepaid Assets. Those prepaid assets of Sellers that do not relate to the Business, which are not listed on Schedule 1.1(h).

                     (e)        Certain Intangibles. The corporate name, trade names, service marks and trademarks owned or licensed by Seller in respect to the Business.

                     (f)        Johnson Controls, Inc/Plastech Engineered Products, Inc. All agreements, contracts or contract rights, purchase orders, receivables, plans and work relating to "Johnson Controls, Inc.", and or "Plastech Engineered Products, Inc." for the "Plastech Extended Enterprise Business".

                     (g)        Software Licenses. Any of Seller's rights under all "Software Licenses" relating to the use of such Software Licenses at the Facility which are not assignable or for which consent to assignment cannot be obtained after reasonable commercial efforts by Seller to obtain such assignment.

        1.3        Assumed Liabilities.

                     (a)        General Rule. In connection with the purchase of the Assets by Buyer, Buyer assumes and agrees to perform in due course pay and discharge the obligations of Seller set forth on attached Schedule 1.3, which shall be deemed to include the Contracts described on Schedule 1.1(c) (except and excluding therefrom all contracts and/or accounts payable to Johnson Controls, Inc. as described in Section 1.2(f) or Schedule 1.3, and all accounts payable to Decoma International Corp. (also doing business as "Polybrite"),which are included on Schedule 1.3 for disclosure purposes only), the Leases described on Schedule 1.1(f) and the "Assumed Payables" (as defined in Article VII). Assumed Payables shall be included in determining the Closing Working Capital and Final Working Capital. On the Closing Date, Buyer shall assume and agree to pay or perform, as the case may be, all obligations accruing after the Effective Date with respect to those contracts, purchase orders, leases of personal property and other obligations which are set forth on Schedule 1.1(c) and Schedule 1.1(f) hereto.

                     (b)        Special Rule for Purchase Orders. No later than two (2) weeks prior to Closing, Buyer or Buyer's representative shall in writing approve and accept all new purchase orders for inventory and supplies at the Facility. All such purchase orders shall be then deemed approved, accepted and assumed by Buyer. In addition, no later that two (2) weeks prior to closing, Buyer or Buyer's representative shall review and approve all open purchase orders disclosed on Schedule 1.3. Buyer shall identify and notify Seller in writing if Buyer objects to any such purchase orders, and Buyer shall not be required hereunder to assume the purchase orders so identified. Seller shall then have sole responsibility for canceling such purchase orders. Seller's ability to cancel such purchase orders without penalty or cost is a condition to closing. All purchase orders disclosed on Schedule 1.3 which are not identified by Buyer above shall be deemed accepted and assumed by Buyer.

                     (c)        Special Rule for Leases. Buyer shall assume all of Seller's obligations on the Leases described in Schedule 1.1(f) above pursuant to Section 1.3(a) above accruing from and after the Effective Date, using such form as is mutually agreed between Seller and Buyer; provided, however, that Seller shall have the right to negotiate with the Lessors the full release and discharge of Sellers liability under such Leases. If the Lessors will not so release and discharge Seller, Seller agrees to remain liable on such Leases if Buyer agrees to fully indemnify and hold Seller harmless from all cost expense or liability relating thereto arising from or after the date of closing. In addition, in the event of default by Buyer in the provisions of this Section 1.3(d), Seller shall have the right to possession of any such leased equipment and the use of such equipment by Seller shall be deemed to be an exception to the Covenant Not to Compete set forth in Section 8.9.

                     (d)        No Other Liabilities Assumed. Other than the liabilities and obligations assumed pursuant to the above or identified in Schedule 1.3, Buyer agrees to assume and perform and in due course pay and discharge only the executory obligations of Seller which arise on and after the Effective Date, with respect to the contracts, licenses, leases, agreements, and commitments relating to the operations of Seller identified in the Schedules. Without limiting the generality of the foregoing, and without regard to whether any law, governmental authority, or other third party may impose any liability of Seller, in whole or in part, on Buyer, Buyer does not assume, and Seller shall continue to be liable for, all liabilities and obligations, fixed or contingent, known or unknown, not otherwise assumed by Buyer under this Agreement. The obligations hereby assumed by Buyer are referred to in this Agreement as the "Assumed Liabilities." Buyer is not assuming, nor shall it be deemed to have assumed any liability or obligation of Seller of any kind or nature except for the Assumed Liabilities.

        1.4        Purchase Price. Subject to the terms and conditions set forth in this Agreement, including the adjustments set forth in Section 1.5 below, Buyer will purchase from Seller, and Seller will sell to Buyer (a) the Assets, other than Inventory and Receivables, for consideration equal to Twelve Million Three Hundred Twenty Five Thousand Dollars ($12,325,000), and (b) Buyer will purchase the Receivables and the Inventory for an amount equal to the Closing Working Capital, subject to adjustment pursuant to Section 1.5; provided, however, that if Closing Working Capital is negative, an amount equal to Closing Working Capital shall be deducted from the amount payable pursuant to Section 1.4(a) ((a) and (b) being collectively referred to as the “Purchase Price”). The Purchase Price shall be paid by Buyer under the terms of Section 1.5.

        1.5        Payment of Purchase Price; Adjustments.

                     (a)        Payment. The Purchase Price shall be paid as follows:

                                 (i)        Buyer shall receive a $260,000 credit for payment of commissions due to Timothy Kline, ($200,000), and Townley Rose, ($60,000);

                                 (ii)       Buyer shall execute and deliver a "$300,000 Note" to Seller in the principal amount of $300,000, such $300,000 Note to be in the form attached on Exhibit A.

                                 (iii)      Buyer shall execute and deliver a "$750,000 Note" to Seller in the principal amount of $750,000. Such Promissory Note to be in the form attached on Exhibit B. Such $750,000 Note shall be deemed to be paid in full if Buyer pays the principal amount of $500,000, plus all accrued but unpaid interest thereon, and all unpaid principal and accrued but unpaid interest on the $300,000 Note, on or before April 1, 2003.

                                 (iv)      The $750,000 Note and the $300,000 Note shall be secured by a UCC security interest in all assets of the Buyer, subordinate to all senior lenders of Buyer; provided, however, that if Buyer’s senior lenders do not consent to such subordinate security interests, the members of Buyer shall grant to Seller a pledge of all membership interests in the Buyer as collateral security for such $750,000 Note and $300,000 Note. Such Security Agreement, Subordination Agreement and/or Pledge Agreement shall be in a commercially reasonable form as agreed by the parties prior to closing and shall provide for subordination to the Buyer’s financing of the purchase of the Assets in this transaction, and shall allow non-recoverable payments to Seller as long as Seller has not received notice from Buyer’s lenders of any default by Buyer of Buyer’s payment obligations under such financing.

                                 (v)       Buyer will pay the balance of Purchase Price, including the amount held in escrow as the Earnest Money Deposit, to Seller, or for the benefit of Seller, by wire transfer in immediately available funds at closing (the “Closing Purchase Amount”).

                     (b)        Post-Closing Adjustment. Seller and Buyer shall subsequently determine the Final Working Capital of Seller pursuant to Section 1.5(c), and the Closing Purchase Amount shall be (1) increased by the amount by which the Final Working Capital exceeds the Closing Working Capital, or (2) decreased by an amount by which the Closing Working Capital exceeds the Final Working Capital. The Final Working Capital shall be determined as set forth in Section (c) below. Any amounts payable pursuant to this Section 1.5(b) shall be paid by wire transfer within three (3) business days of the completion of the determination of the Final Working Capital.

                     (c)        Procedures. Not later than thirty (30) days following the Effective Date, Seller shall determine the Final Working Capital. The Final Receivables Balance and Final Assumed Payables Balance shall mean the Closing Receivables Balance and the Assumed Payables Closing Balance, respectively, as adjusted for any actual changes to the Receivables Balance and Assumed Payables Balance that occurs after the close of business on the Effective Date, and is consistent with generally accepted accounting principals, consistently applied ("GAAP"). The Final Inventory shall be based upon the actual physical inventory of the Inventory conducted by Seller and Buyer, or their respective representatives, as of the close of business on the Effective Date. Seller shall deliver its determination of Final Working Capital, along with the description of any adjustments from the Closing Working Capital, consistent with the requirements of this Section 1.5(b) (the "Preliminary Working Capital Statement"). Thereafter, Buyer shall have fifteen (15) days from receipt of the Preliminary Working Capital Statement to notify Seller if Buyer disputes the Preliminary Working Capital Statement, its calculation of Final Working Capital and the basis therefor (the "Dispute Notice"). If Seller has not received the Dispute Notice within the fifteen (15) day time period, the Final Working Capital stated in the Preliminary Working Capital Statement shall become the Final Working Capital. If, on the other hand, Seller has received the Dispute Notice within the required fifteen (15) day period, then Buyer and Seller shall attempt to resolve the dispute, and if they are unsuccessful in resolving the dispute within ten (10) days following receipt of the Dispute Notice, they shall mutually agree upon an independent accounting firm to resolve the dispute. If Buyer and Seller cannot agree on an independent accounting firm, Ernst & Young LLP, on behalf of Seller, and BDO Seidman, on behalf of Buyer, shall select a firm of independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (which shall not have any material relationship with Buyer or Seller), whose determination of Final Working Capital shall be final and binding on the parties. The cost of the independent accounting firm shall be borne equally by Buyer and Seller.

        1.6        Closing. The closing of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) will take place at the offices of Newcomer, Shaffer and Spangler in Bryan, Ohio, at a date which is no later than five (5) business days following the date on which the conditions set forth in Article II hereof have been fully satisfied or waived, or at such other place or on such other date as may be mutually agreeable to Buyer and Seller which date shall, notwithstanding the foregoing, be not later than April 29, 2002. The date and time of Closing are referred to in this Agreement as the “Closing Date.” The effective time of the consummation of the transactions contemplated by this Agreement shall be the “Effective Date”.

        1.7        Earnest Money Deposit.

                     (a)   Coincident with the execution hereof by Seller and Buyer, Buyer has deposited the sum of One Hundred Thousand and 00/100 ($100,000.00) Dollars as Earnest Money Deposit ("Earnest Money Deposit") to be applied against the Purchase Price at Closing. The Earnest Money Deposit shall be held by attorney John B. Kempski of Grand Rapids, Michigan ("Escrow Agent.")

                     (b)   Escrow Agent shall release from escrow and distribute the Escrow Money Deposit as indicated below upon the earliest of the following events:

(i) To Seller upon Escrow Agent's receipt of written notice from Buyer that closing of the transaction contemplated by this Agreement has occurred or will occur or for any other reason;
(ii) To Buyer upon Escrow Agent's receipt of written notice from Seller that the Escrow Money Deposit should be disbursed to Buyer for any reason;
(iii) To Buyer on April 29, 2002 (unless such date is extended by mutual agreement of Buyer and Seller or as contemplated by this Agreement), if the conditions contained in Section 2.1 of this Agreement are not satisfied as of April 29, 2002 for reasons other than Buyer's default, or are not waived by Buyer and written notice to that effect has been given by Buyer to Seller and the Escrow Agent;

(iv) To Seller on April 29, 2002, if (a) the conditions contained in Section 2.1 of this Agreement are satisfied, (b) the conditions contained in Section 2.2 to be initiated or performed by Seller are satisfied or waived by the Seller, (c) Buyer does not close the transactions contemplated by this Agreement, and (d) written notice to that effect has been given by Seller to Buyer and the Escrow Agent.

At any time before final distribution of the Earnest Money Deposit, Escrow Agent shall, if so instructed in writing signed by Seller and Buyer, release the Earnest Money Deposit and distribute to Seller and/or Buyer, as so directed, any amounts specified in such instructions.

Notwithstanding Section 2(a)(iii) and (iv) above, distribution of the earnest Money Deposit to Buyer or Seller shall not limit any other remedy available to the Buyer or Seller as a result of a breach of this agreement. Seller or Buyer may pursue any action for damages or in equity for the other party’s breach of this agreement, including without limitation, consequential damages and specific performance.

                     (c)   The parties hereto hereby acknowledge that the Escrow Agent shall have no liability to any party on account of its failure to cause disbursement of the Earnest Money Deposit if a dispute shall have arisen with respect to the propriety of such draw disbursement; and, in the event of any dispute as to who is entitled to receive the Earnest Money Deposit, Escrow Agent shall have the right to retain the Earnest Money Deposit and cause a disbursement of same in accordance with the final order of a court of competent jurisdiction or to deposit the Earnest Money Deposit with said court pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure of the depository and shall be otherwise liable only in the event of Escrow Agent's gross or willful negligence.

        1.8        Allocation of Purchase Price. The Purchase Price for the Assets shall be allocated among the Assets for tax purposes on the basis of the relative fair market values of such properties as of the Closing Date. The specific allocations for purposes of Section 1060 of the Internal Revenue Code are set forth in Schedule 1.8, and the parties to this Agreement agree to be bound by such allocations and to complete and attach Internal Revenue Service Form 8594 to their respective tax returns, subject to the adjustments in Section 1.5 above.

ARTICLE II
CONDITIONS TO CLOSING

        2.1        Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions (or written waiver of such condition) on or before the Closing Date:

                     (a)        The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Closing Date;

                     (b)        Seller will have performed and complied with all of the covenants and agreements required to be performed by Seller under this Agreement prior to the Closing;

                     (c)        There will have been no material adverse change in the Business since December 31, 2001;

                     (d)        All third party consents, which consents shall include those consents for Seller's Bank Group and for the Leases described on Schedule 1.1(f), that are required for the consummation of the transactions contemplated hereby will have been obtained on terms reasonably satisfactory to Buyer;

                     (e)        All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated will have been duly made and obtained on terms reasonably satisfactory to Buyer;

                     (f)        No action or proceeding before any court or government body will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby;

                     (g)        Buyer and Seller shall have each entered into the "Business Services Agreement" in the form set forth attached as Exhibit C and such agreement shall be in full force and effect and shall not have been amended or modified;

                     (h)        Buyer and Seller shall have each entered into the "Outsource Agreement" in the form set forth attached as Exhibit D and such agreement shall be in full force and effect and shall not have been amended or modified;

                     (i)          Buyer shall have received the consents, which consents shall include those set forth on Schedule 4.4, of the lessors to the leases identified on Schedule 1.1(f);

                     (j)          On or prior to the Closing date, Seller will have delivered to Buyer all of the following:

(i) A certificate from Seller in the form set forth in attached Exhibit E, dated the Closing Date, stating that the preconditions specified in Sections 2.1(a)-(i) above, inclusive, have been satisfied;

(ii) Copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions contemplated herein, including those described on Schedule 4.4;

(iii) Warranty Bill of Sale, in the form of attached Exhibit F, transferring the Assets, other than the Real Estate, to Buyer;
(iv) Assignment, in the form of attached Exhibit G, assigning all of the assumed contracts and leases to Buyer;
(v) Warranty Deed, in the form of attached Exhibit H, transferring the Real Estate to Buyer;
(vi) A good standing certificate of Seller, from both the State of Ohio and the State of Delaware, dated as of a date within seven (7) days prior to the Closing Date;
(vii) The release and discharge of any and all liens on the Assets, including the delivery of the necessary UCC financing statement terminations;
(viii) Copies of all resolutions of the board of directors of Seller authorizing the execution and delivery of this Agreement, the other transaction documents and the consummation of the transactions contemplated hereby and thereby by Seller, certified by the Secretary of Seller;

(ix) A certificate as to the incumbency of the person(s) executing this Agreement and the other transaction documents on behalf of Seller;
(x) Assignment of any EPA Registrations and permits relating to the Facility; and
(xi) Such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby;

                     (k)        At the Closing, Seller shall deliver to Buyer, Seller's determination of its Closing Working Capital, which shall equal (1) its Closing Receivables Balance plus (2) the aggregate amount of its Closing Inventory minus the Assumed Payables Closing Balance. The Closing Receivables Balance, the Closing Inventory and Assumed Payables Closing Balance shall mean the Receivables Balance, the Inventory, and the Assumed Payables determined as of the close of business on the Effective Date, respectively, and shall be determined by Seller based upon its books and records, as of the close of business on the Effective Date. Inventory will be valued at standard costs on a basis consistent with historical practice. The final Inventory for the purpose of this Agreement shall be based upon the actual physical inventory count conducted by Seller and Buyer, or their respective representatives, as of the close of business on the Effective Date. An inventory obsolescence reserve shall be established for all inventory items that are included in the physical count but have not been used for over six months and for inventory items that are included in the physical count that do not relate to parts currently in production or parts that will be produced in the month after the Effective Date; provided, however, that Seller shall retain ownership for any Inventory not paid for by Buyer.

                     (l)        Buyer shall have obtained financing for this transaction in the amount and on terms reasonably acceptable to Buyer.

        All proceedings to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Seller to effect the transactions contemplated hereby shall be reasonably requested by Buyer at least two (2) days prior to the Closing Date and will be satisfactory in form and substance to Buyer.

        Any condition specified in this Section 2.1 may be waived by Buyer, provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

        2.2        Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                     (a)        The representations and warranties set forth in Article V hereof will be true and correct at and as of the Closing Date;

                     (b)        Buyer will have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                     (c)        All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained on terms reasonably satisfactory to Seller;

                     (d)        On or prior to the Closing Date, Buyer will have delivered to Seller all of the following:

(i) a certificate from Buyer in the form set forth in attached Exhibit I, dated the Closing Date, stating that the preconditions specified in Sections 2.2(a)-(c) above have been satisfied;
(ii) the Closing Purchase Amount;
(iii) such document or documents reasonably requested by Seller to evidence the assumption by Buyer of the Assumed Liabilities; and
(iv) such other documents or instruments as Seller reasonably requests to effect the transactions contemplated hereby;

                     (e)        All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Buyer to effect the transactions contemplated hereby shall be reasonably requested by Seller at least two (2) days prior to the Closing Date and will be satisfactory in form and substance to Seller;

                     (f)        Seller and Buyer shall have each entered into the "Business Services Agreement" and such agreement shall be in full force and effect and shall not have been amended or modified;

                     (g)        Seller and Buyer shall have each entered into the "Outsource Agreement" and such agreement shall be in full force and effect and shall not have been amended or modified;

                     (h)        Seller shall have been successful canceling, without any cost to Seller, all open purchase orders not assumed by Buyer in accordance with Section 1.3;

                     (i)        Buyer shall have obtained financing sufficient to pay the Closing Purchase Amount to Seller and assume from Seller the Assumed Liabilities and shall have provided Seller with evidence of that financing satisfactory in form and substance to Seller; and

                     (j)        Seller shall have received approval of the transactions contemplated herein from the Bank Group.

        Any condition specified in this Section 2.2 may be waived by Seller provided that no such waiver will be effective unless it is set forth in a writing executed by Seller.

ARTICLE III
COVENANTS PRIOR TO CLOSING

        3.1        Affirmative Covenants of Seller. Prior to the Closing, Seller covenants and agrees as follows:

                     (a)        Seller will conduct the Business and maintain the Facility in the ordinary course in accordance with past custom and practice.

                     (b)        Seller and its officers, directors, employees and agents (including attorneys and accountants) will permit Buyer and its employees, agents, accounting and legal representatives to have reasonable access to the Facility at reasonable times and in a manner so as not to interfere with the normal business operations of the Business to Seller's books, records, invoices, contracts, leases, personnel, facilities, equipment and other things reasonably related to the Business of Seller;

                     (c)        Seller will promptly (once any officer or director or any other member of Seller has knowledge thereof) inform Buyer in writing if Seller shall discover that any representation or warranty contained in Article IV hereof was, when made or has subsequently become, untrue, or any breach of any covenant hereunder by Seller;

                     (d)        Seller will cooperate with Buyer and use its reasonable best efforts to give all notices and to obtain all governmental, third party, or other consents, transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby, and to cause the other conditions to Buyer's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered);

                     (e)        Seller shall (i) use its best efforts to keep available the services of its Business Unit Employees and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Closing Date; and (iii) notify Buyer of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or Buyer's ability to consummate the transactions contemplated by this Agreement.

        3.2        Covenants of Buyer. Prior to the Closing, Buyer will:

                     (a)        Promptly (once it has knowledge thereof) inform Seller in writing of any variances from the representations and warranties contained in Article V hereof or any breach of any covenant hereunder by Buyer; and

        Cooperate with Seller and use its reasonable best efforts to give all notices and to obtain all governmental, third party or other consents, transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby and to cause the other conditions to Seller’s obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered).

        Use its best efforts to obtain funds and financing to enable Buyer to purchase the Assets and assume the Assumed Liabilities from Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

        To induce Buyer to enter into this Agreement, Seller hereby makes the following representations and warranties, subject to such exceptions as are set forth in the disclosure statement of Seller (the “Seller Disclosure Statement”). Each representation and warranty of Seller contained in this Article IV excludes all actions, omissions and Knowledge of Buyer and its employees, agents, and Affiliates and any person acting upon the direction of or on behalf of Buyer or any of its employees, agents, or Affiliates, which shall include, without limitation, Timothy Kline, Bruce Arps, Steve Peterson and Joseph L. Maier, (all of the persons referred to in the foregoing portion of this sentence, collectively referred to as the “Excluded Persons” and individually as an “Excluded Person”), and further excludes any and all matters caused by or in any way resulting from or related to any act or omission of any Excluded Persons. References in this Agreement, including references made in this Article IV, to things known, done or received by Seller shall not include things known, done or received by an Excluded Person unless also actually known, done or received by Seller.

        4.1        Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under Delaware law and is authorized to do business in Ohio. Seller has the corporate power to own the Facility and the Assets and to carry on the Business at the Facility as now being conducted.

        4.2        Intentionally Left Blank.

        4.3        Financial Information. Seller has furnished Buyer with the balance sheet of the Business as of the year ended December 31, 2001, and related statements of income, retained earnings and cash flow for such year and the balance sheet and statements of income and cash flow for the completed monthly periods subsequent to December 31, 2001 (collectively the “Financial Statements”). Each of the Financial Statements is consistent with Seller’s books and records (which, in turn, are correct and complete), presents fairly in all material respects the financial condition and results of operations of the Business as of the times and for the periods referred to therein.

        4.4        Authorizations. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized and approved by all necessary corporate action and, when executed and delivered, this Agreement shall be legally binding on and enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated in this Agreement will not, violate the Articles of Incorporation or Bylaws of Seller nor will the consummation of the transactions contemplated in this Agreement result in any breach, violation or default or result in acceleration of the performance of any obligations of Seller under any judgment, decree, mortgage, agreement, indenture or other instrument applicable either Seller. Except as set forth in Schedule 4.4, no consent, approval or authorization of any third party, is required for the consummation of the transactions contemplated by this Agreement.

        4.5        Title to Properties; Liens on Properties. Seller has good title to, or a valid leasehold interest in, all personal property used in connection with the operation of the Business free and clear of all mortgages, pledges, security interests, encumbrances, charges or other liens, except (a) as set forth in attached Schedule 4.5 (the “Encumbrances Schedule”), and (b) liens for taxes not yet due and payable, or the time for payment of which without penalty has not elapsed, or being contested in good faith by appropriate proceedings. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien on the Assets not otherwise identified in the preceding sentence.

        4.6        Ownership of Intellectual Property. Except as set forth in Schedule 4.6, Seller does not utilize any patents, trademarks, trade names, copyrights and similarly protectable ideas and rights in the Business either as owner or licensor thereof, and as to any so disclosed, the Seller has all right, title and interest thereto.

        4.7        Infringement Claims. Seller has received no notice of a claim against Seller that any of its operations, activities, products or publications infringe the patents, trademarks, service marks, trade names or copyrights of others or that Seller is illegally using the trade secrets or any intellectual property rights of others, and Seller has no Knowledge that Seller is illegally using the trade secrets or intellectual property rights of others.

        4.8        Material Contracts. Except as set forth in Schedule 4.8, the Business is not subject to, bound by or affected by any contract or agreement, including, without limitation:

                     (a)        employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans;

                     (b)        agreements with dealers, sales representatives, brokers, or other distributors, jobbers, advertisers or sales agencies;

                     (c)        any contract or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors;

                     (d)        loan or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any property of Seller or any agreement or instrument evidencing any guaranty by Seller of payment or performance of any obligation by any other person;

                     (e)        agreements with any labor union or collective bargaining organization or other labor agreements;

                     (f)        any indenture, agreement or other document relating to the sale or purchase of securities;

                     (g)        any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which Seller is a party;

                     (h)        agreements limiting the freedom of Seller to compete in any line of business, or in any geographic area or with any person;

                     (i)        agreements providing for disposition of the business, assets or shares of either Seller, agreements of merger or consolidation to which Seller is a party or letters of intent with respect to the foregoing;

                     (j)        agreements involving, or letters of intent with respect to, the acquisition of the business, assets or shares of or interest in any other entity;

                     (k)        agreements that involved payment by or to Seller of in excess of $5,000 annually;

                     (l)        agreements that related to payment of royalties with respect to any products sold by Seller in excess of $5,000 annually;

                     (m)        agreements that guarantee, indemnify or otherwise cause Seller to be liable for the obligations or liabilities of another;

                     (n)        agreements that require or are otherwise contingent upon the payment of commissions or compensation to any Person not a party to a contract listed on Schedule 4.8, except with respect to agents who received $5,000 or less annually;

                     (o)        agreements that require Seller to supply any other party with such party's requirements for products or services;

                     (p)        agreements relating to tooling deposits made by a customer of Seller where Seller still holds the deposit; or

                     (q)        agreements that are otherwise material to the Business as currently conducted by Seller.

        4.9        Compliance with Contractual Obligations, Laws and Regulations. To Seller’s Knowledge, all of the agreements identified in Schedule 4.8 (“Material Contracts”) are in full force and effect. Seller has substantially complied with all material provisions of the Material Contracts. Seller has received no notice of the existence of any default under the Material Contracts. Neither Seller nor, to the Knowledge of Seller, any other party to any Material Contract is in breach thereof or in default thereunder in any material respect and no fact, event or circumstance exists with respect to any Material Contract that, with the giving of notice or lapse of time, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained. To the Knowledge of Seller, Seller is in substantial compliance with all laws and regulations applicable to the Business.

        4.10        Litigation. Except as set forth on Schedule 4.10, there are no actions, claims, suits, proceedings, or investigations pending or, to the Knowledge of Seller, threatened by or against Seller, or pending or, to the Knowledge of Seller, threatened by or against any of the officers or directors of Seller in connection with the Business. To the Knowledge of Seller, Seller is not in violation of any order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality by which it is bound or to which it is subject.

        4.11        Intentionally Left Blank.

        4.12        Permits, Licenses. Seller has all governmental permits, licenses, certificates of inspection and other authorizations necessary to conduct the Business at the Facility and in the manner presently conducted. None of the transactions contemplated by this Agreement will terminate or violate any such permits, licenses, certificates of inspection or other authorizations. Set forth in Schedule 4.12 is a list of all such permits, licenses, certificates and authorizations.

        4.13        Leases. Except as set forth in Schedule 4.13, Seller is not a party to any written or oral, formal or informal lease of any real or personal property. Each lease under which a Seller holds or uses any real or personal property is in full force and effect; all rents, additional rents and other payments due to date on each such lease have been paid; and in each instance Seller, as lessee, is not in default in any material respect in any of the covenants to be performed by its thereunder; no current waiver, indulgence or postponement of its obligations thereunder has been granted by any lessor.

        4.14        Condition of Properties; Adequacy. The present use and occupancy of the Facility is in conformity in all material respects with all applicable laws including, without limitation, all zoning, building, fire, and all other applicable state, county and municipal laws, rules and regulations. Subject to any exclusions contained in this Agreement, the Assets constitute all of the assets used by Seller in connection with the Business and are adequate for the conduct of the Business as presently conducted by Seller.

        4.15        Insurance. A description of all insurance policies held or owned by Seller and related to the Business is listed and described in Schedule 4.15.

        4.16        Environmental Matters.

                     (a)        Seller has complied and is in compliance with all Environmental and Safety Requirements (as defined below) at the Facility.

                     (b)        Seller has obtained, maintains and has complied with and is in compliance with all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of the Facility and the operation of the Business. No material change in the facts or circumstances reported or assumed in the applications for such Permits exists or is currently expected.

                     (c)        To Seller's Knowledge, with respect to the Business operated at the Facility, Seller has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person, under any Environmental and Safety Requirements. Seller has not received any notice, report or information regarding any actual or threatened liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements with respect to the Business as operated at the Facility.

                     (d)        Neither this Agreement nor the transactions that are the subject of this Agreement impose any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any transaction-triggered law.

                     (e)        Seller has not expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other person relating to Environmental and Safety Requirements for the Facility.

                     (f)        No Environmental Lien has attached to the Real Property.

                     (g)        During the period the Real Property has been owned by Seller, and to the Seller's Knowledge with respect to any prior period, no Hazardous Substance has been released, placed, dumped, disposed of, manufactured, stored or otherwise come to be located in, on, at, beneath or near any of the Real Property or any surface waters or groundwaters thereon or thereunder in excess of the levels prescribed or permitted under any Environmental and Safety Requirements.

                     (h)        During the period the Real Property has been owned by Seller, and to the Seller's Knowledge with respect to any prior period, there have been and are no aboveground or underground storage tanks, polychlorinated biphenyls or asbestos-containing materials located at or within the Real Property.

                     (i)        None of the Real Property is identified or proposed for listing on the National Priorities List under 40 C.F.R.ss. 300 Appendix B, the Comprehensive Environmental Response Compensation and Liability Inventory System ("CERCLIS") or any analogous list of any government authority, and Seller has no Knowledge of any conditions on such properties which, if known to a governmental authority, would qualify such properties for inclusion on any such list.

                     (j)        Seller has furnished Buyer with copies of all environmental studies, and its permits, licenses, underground storage tank records, off-site waste disposal location records, environmental assessments or reports relating to the Business and the Real Property in Seller's possession or under its control, and/or identified the existence of all such information of which is has knowledge but not possession.

                     (k)        Seller has not reported any violation of any applicable Environmental and Safety Requirements to any government authority for the Real Property or the Facility. To Seller's Knowledge, no releases have occurred on any of the Real Property which would require reporting to any government authority under any Environmental and Safety Requirements.

                     (l)        Seller has not sent, transported, or directly arranged for the transport of any garbage, solid waste or Hazardous Substance from the Facility, whether generated by Seller or another Person, to any site listed on the National Priorities List or proposed for listing on the National Priorities List or to a site included on the CERCLIS list or any analogous state list of sites.

                     (m)        As used in this Agreement, the following terms shall have the following respective meanings:

(i) "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment in effect at or prior to the Closing Date, including without limitation all those relating to the presence use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

(ii) "Environmental Lien" shall mean a lien, either recorded or unrecorded, in favor of any governmental entity, relating to any liability of Seller arising under Environmental and Safety Requirements.

(iii) "Hazardous Substance" shall mean any substance defined by or regulated by Environmental and Safety Requirements.

        4.17        Real Property. Schedule 4.17 lists and describes briefly the real property owned by Seller which is to be sold to Buyer under this Agreement, including related appurtenances and rights (the “Real Property”). With respect to the Real Property:

                     (a)        Except as disclosed on Schedule 4.17, Seller has good and marketable title to the Real Property, free and clear of all mortgages, pledges, security interests, encumbrances, charges or other liens, easements and other restrictions, other than (i) installments of taxes and special assessments not yet delinquent, (ii) the June 2002 installment of taxes and current installments of special assessments general and special, (iii) those mortgages and other liens that are specifically recited in the preliminary title insurance commitment for the Real Property, (iv) laws, ordinances, rules and regulations and recorded easements, encumbrances covenants and restrictions which do not materially impair the current use, occupancy or the marketability of title, of the property subject thereto, and (v) rights of tenants pursuant to written leases;

                     (b)        Except as disclosed in the Seller's Disclosure Statement, to Seller's Knowledge, Seller has received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or current operation of the buildings and other improvements located upon such real property and, to the Seller's Knowledge, the same have been operated and maintained by Seller in accordance with applicable laws, rules and regulations;

                     (c)        Except as disclosed on the Seller's Disclosure Statement, Seller is not a party to any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right to use or occupy any portion of the Real Property;

                     (d)        Seller has not granted any party any outstanding options or rights of first refusal to purchase any interest in the Real Property;

                     (e)        There are no parties (other than Seller) in possession of the Real Property; and

                     (f)        To Seller's Knowledge, the Facility is supplied with utilities and other services reasonably necessary for the current operation of the Facility, including gas, electricity, water, and telephone, all of which services are, to the Seller's Knowledge, adequate for the current operation of the Business in accordance with all applicable laws, ordinances, rules and regulations; and

        Seller makes no representation or warranty regarding the physical condition of the building and structures on the Real Property. Buyer accepts the physical condition of such buildings and structures “as is”.

        Except as set forth in Schedule 4.17, there are no, to the Seller’s Knowledge, (i) pending or threatened condemnation proceedings, litigation or administrative actions relating to the Real Property, or (ii) other matters which would adversely and materially impair the value of the Real Property or affect the current use or occupancy thereof (excluding therefrom normal wear and tear and routine deferred maintenance).

        4.18        Intentionally Left Blank.

        4.19        Labor Matters. Attached as Schedule 4.19 is a list of all employees employed by Seller at the Facility (the “Employees”). Except as also set forth on Schedule 4.19, as of the date of this Agreement, there are no pending, or to the Knowledge of Seller, threatened grievances, labor arbitrations, or other labor disputes relating to the Business. In connection with the Business, Seller is not a party to any contract or agreement with any labor organization, and Seller has not agreed to recognize any union or other collective bargaining unit, and no union or other collective bargaining unit has been certified as representing any of the Employees. Seller has no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to any of the Employees. Seller has not experienced any strikes, work stoppage or other material labor difficulties of any nature with respect to its Employees in the past three (3) years. To Seller’s Knowledge, in connection with the Business, Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, those laws relating to safety, health, wages, hours, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity and payment and withholding of taxes.

        4.20        Employee Benefit Plans and Arrangements.

                     (a)        Schedule 4.20 identifies:

(i) Each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that is covered by ERISA and that is maintained or otherwise contributed to Seller for the benefit of the current or former employees of Seller in the Business. Seller has delivered or made available to Buyer descriptions of such plans (each, a "Benefit Plan" and, collectively, the "Benefit Plans"), together with the most recent determination letter issued by the Internal Revenue Service (where applicable).

(ii) Each plan or arrangement not subject to ERISA maintained or otherwise contributed to by Seller for the benefit of Business Unit Employees and providing for deferred compensation bonuses, severance, employee insurance coverage or any similar compensation or welfare benefit arrangement (a "Benefit Arrangement" and collectively, the "Benefit Arrangements"), descriptions of which have been delivered or made available to Buyer or shall be furnished upon request.

                     (b)        Subject to the exceptions set forth on Schedule 4.20, each Benefit Plan and Benefit Arrangement has been maintained and administered at all times in compliance with its terms and all applicable laws, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), applicable to such Benefit Plan or Benefit Arrangement.

                     (c)        No "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 of ERISA or Section 4971 of the Code) has heretofore occurred with respect to any Benefit Plan.

                     (d)        There is no suit, action, litigation or governmental investigation (excluding claims for benefits incurred in the ordinary course) that is pending, or to Seller's Knowledge, threatened with respect to any of the Benefit Plans.

                     (e)        Each of the employee benefit plans that are designed to provide retirement benefits is intended to be "qualified" within the meaning of Section 401(a) of the Code. A determination letter as to its qualified status from the Internal Revenue Service is currently pending.

        4.21        Tax Liabilities. Except to the extent taxes are not yet due and payable, or the time for payment of which without penalty has not elapsed, or which are being contested in good faith, Seller has paid all material liabilities for federal, state and local taxes or similar charges imposed by any taxing authority, including federal, state, local and foreign income, sales, use, excise, franchise, value added, withholding, transfer, real property and personal property taxes due and payable by Seller in connection with the Business with respect to the period prior to the Effective Date (collectively, “Taxes”). Seller has timely filed, or shall timely file prior to Closing or promptly thereafter, all required returns, reports and other instruments relating to any and all such Taxes. There are no liens for due but unpaid Taxes upon any of the Assets.

        4.22        Brokerage or Finder’s Fee. Seller acknowledges that it owes a fee of $200,000 to be paid to Timothy Kline if this transaction closes, a fee of $60,000 to be paid to R. Townley Rose if this transaction closes, and may owe a fee to GMA Capital if this transaction closes. Other than the foregoing, no Person is entitled to any brokerage commissions or finder’s fees payable by Seller in connection with the transactions contemplated by this Agreement. Buyer acknowledges that Buyer owes a fee to GMA Capital for arranging Buyer’s financing for this transaction.

        4.23        Absence of Undisclosed Liabilities. To Seller’s Knowledge, Seller does not have any debt or liability that would be required in accordance with generally accepted accounting principles to be set forth or reserved against on a balance sheet that has not been set forth on the balance sheet included in Schedule 4.23, except for those incurred after December 31, 2001, in the ordinary course of business, consistent with past practice.

        4.24        Definition of “Knowledge” for Seller. Seller acknowledges that the term “Knowledge” with respect to Seller shall mean actual awareness of a particular fact or other matter or awareness that any of the executive officers listed in Schedule 4.23 could be expected to obtain in the course of his or her employment.

        4.25        Definition of “Knowledge” for Excluded Persons. Buyer acknowledges that the term “Knowledge” with respect to any Excluded Person shall mean actual awareness of a particular fact or other matter or awareness that any of the persons named in the flush language in Article IV.

        4.26        Seller's Disclosure Statement. Seller will deliver to Buyer on or before Closing, the Seller's Disclosure Statement, which will include the numbered schedules referred to in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

        As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller that:

        5.1        Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to carry on its business substantially as it is now being conducted.

        5.2        Authorizations. The execution, delivery and performance of this Agreement have been duly and validly authorized by Buyer and do not violate or conflict with the Articles of Incorporation, Bylaws or any court order or decree to which Buyer is a party or subject. The execution and performance of this Agreement do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Buyer or any of its respective Subsidiaries is bound. This Agreement, when executed and delivered, will be a valid, binding and enforceable obligation of Buyer. No consent, approval or authorization of any third party is required for the consummation of the transactions contemplated by this Agreement.

        5.3        Litigation. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the Knowledge of Buyer, expressly threatened before any court or administrative body specifically involving Buyer or any of its Subsidiaries or any of their properties or capital stock that would have a material adverse effect on Buyer and such Subsidiaries or their assets, operations or earnings on a consolidated basis or the transaction proposed by this Agreement.

        5.4        No Other Representations or Warranties; Memorandum; Projections. Except for the representations and warranties contained in Article IV, Buyer acknowledges that neither Seller nor any other person or entity acting on behalf of Seller, makes or has made any other express or implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding the Business or any other matter. Buyer further agrees that neither Seller nor any other person or entity will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use, of any such information, including any information, document or material made available to Buyer in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement except to the extent any such information is incorporated into this Agreement or the Schedules hereto.

        Without limitation, in connection with Buyer’s investigation of the Business and the Assets, Buyer has received from or on behalf of Seller certain projections, including, without limitation, projected statements of operating revenues and income from operations of the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Seller or any other Person acting on behalf of Seller with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

        5.5        Definition of “Knowledge”. Buyer acknowledges that the term “Knowledge” shall mean actual awareness of a particular fact or other matter or awareness that any of the executive officers listed in Schedule 5.5 could be expected to obtain in the course of his or her employment.

ARTICLE VI
TERMINATION

        6.1        Termination. This Agreement may be terminated at any time prior to the Closing:

                     (a)        By mutual written consent of Buyer and Seller;

                     (b)        By either Buyer or Seller if there has been a breach on the part of the other party in their respective representations and warranties or covenants set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby, unless such terminating party's willful breach of this Agreement has caused the condition to be unsatisfied; or

                     (c)        By Buyer if the Closing has not occurred on or prior to April 29, 2002, by reason of the failure of any condition precedent under Section 2.1 hereof; provided that Buyer will not be entitled to terminate this Agreement pursuant to this Section 6.1(c) if Buyer's willful breach of this Agreement has prevented satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time.

                     (d)        By Seller if the Closing has not occurred on or prior to April 29, 2002, by reason of the failure of any condition precedent under Section 2.2 hereof; provided that Seller will not be entitled to terminate this Agreement pursuant to this Section 6.1(d) if Seller's willful breach of this Agreement has prevented satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time.

        6.2        Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement will become void and there will be no liability on the part of any party to this Agreement to any other party, except for the obligation of the parties in Section 1.7 and Section 8.3, and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

ARTICLE VII
DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings set forth below:

        "Assets" has the meaning specified in Section 1.1.

        “Assumed Liabilities” has the meaning specified in Section 1.3, which shall include the Assumed Payables.

        “Assumed Payables” means those obligations of Seller for goods or services provided to Seller and relating to the operation of the Business; provided, however, that Assumed Payables shall be deemed to include any obligations due to “Paragon Die and Engineering, Inc.”, and all accrued vacation of Business Unit Employees hired by Buyer, such obligations to be reconciled as part of the Final Working Capital procedure under Section 1.5(c); and further provided that Assumed Payables shall exclude any amounts due to “Decoma International Corp.” and "CMS North America, Inc."

        “Assumed Payables Closing Balance” has the meaning specified in Section 2.1(k).

        "Bank Group" means the Seller's senior and mezzanine lenders.

        “Business” means the business of Seller conducted at the Facility, excluding the Excluded Assets.

        "Closing" has the meaning specified in Section 1.6.

        "Closing Date" has the meaning specified in Section 1.6.

        "Closing Inventory" has the meaning specified in Section 2.1(k).

        "Closing Purchase Amount" has the meaning specified in Section 1.5(a).

        “Closing Receivables Balance” has the meaning specified in Section 2.1(k).

        "Closing Working Capital" has the meaning specified in Section 2.1(k).

        “Disclosure Statement” shall mean the totality of the Exhibits and Schedules delivered to Buyer pursuant to this Agreement.

        “Effective Date” means the close of business on the date immediately prior to the Closing Date or such other time and date as the parties agree.

        "Employees" has the meaning specified in Section 4.19.

        “Environmental and Safety Requirements” has the meaning specified in Section 4.16(h)(i).

        "Environmental Lien" has the meaning specified in Section 4.16(m)(ii).

        "Excluded Receivables" has the meaning specified in Section 1.2(c).

        “Facility” means the Company’s building, structures, fixtures, appurtenances and improvements located on the Real Property.

        “Final Working Capital” means the amount by which the sum of Seller’s (1) Final Receivables Balance, plus (2) Final Inventory, exceeds the Final Assumed Payables Balance.

        “Final Assumed Payables Balance” has the meaning specified in Section 1.5(c).

"Final Inventory" has the meaning specified in Section 1.5(c).

        “Final Receivables Balance” has the meaning specified in Section 1.5(c).

        “Person” means a natural person, trust, corporation, partnership or other legal entity or enterprise.

        "Purchase Price" has the meaning specified in Section 1.4.

        "Receivables" has the meaning specified in Section 1.1(i).

        "Receivables Balance" has the meaning specified in Section 1.1(i).

ARTICLE VIII
ADDITIONAL AGREEMENTS

        8.1        Survival. Subject to the limitations set forth in Section 8.2 below, all representations, warranties, covenants, and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement, will survive the Closing Date until the first anniversary of the Effective Date.

        8.2        Indemnification.

                     (a)        By Seller. Seller covenants and agrees to indemnify, defend, protect, release and hold harmless Buyer from, against and in respect of:

(i) all liabilities, losses, damages, assessments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of one counsel) interest, penalties and deficiencies paid by Buyer or which Buyer is obligated to pay resulting from or arising out of any claims, actions, suits, investigations, demands or proceedings asserted by third parties against Buyer and resulting from or arising out of any of the following (collectively, "Claims"):

(A) any breach of any representation or warranty of Seller set forth in this Agreement (after giving effect to Seller's Disclosure Statement);

(B) any nonfulfillment or breach of any covenant or agreement on the part of Seller set forth in this Agreement, the Outsource Agreement, the Business Services Agreement and the Confidentiality Agreement; and

(ii) any and all Claims incident to the enforcement of this Section 8.2(a).

(iii) Buyer's right to indemnification shall first be satisfied in whole or in part by offset against any principal amount due under the $750,000 Note described in Exhibit B hereof, plus any accrued but unpaid interest thereon. No such offset shall excuse Buyer from making the next installment then due under such Note unless the Note is deemed fully satisfied by such offset.

                     (b)        Limitations on Indemnification by Seller. Notwithstanding the provisions of Section 8.2(a), Seller shall not be liable for or obligated to pay any Claims if any one or more of the following statements is true:

(i) The aggregate Claims for indemnity under Section 8.2(a) are equal to or less than One Hundred Thousand Dollars ($100,000) (excluding any adjustments under Section 1.5(a)(ii) or 1.5(b), which shall be adjusted in full and dollar-for-dollar), provided that such aggregate amount to be paid by Seller shall not, in any event, exceed the Cash Purchase Amount;

(ii) Buyer receives payment from an insurer for any of such Claims; or

(iii) Buyer fails to give notice of the Claim (pursuant to Section 8.2(e) below) on or before the first anniversary of the Effective Date.

                     (c)        By Buyer. Buyer covenants and agrees to indemnify, defend, protect, release and hold harmless Seller from, against and in respect of:

(i) all liabilities, losses, damages, assessments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of one counsel) interest, penalties and deficiencies paid by Seller or which Seller is obligated to pay resulting from or arising out of any claims, actions, suits, investigations, demands or proceedings asserted by third parties against Seller and resulting from or arising out of any of the following (collectively, "Claims"):

(A) any breach of any representation or warranty of Buyer set forth in this Agreement (giving effect to any disclosure statement);

(B) any nonfulfillment or breach of any covenant or agreement on the part of Buyer set forth in this Agreement, the Outsource Agreement, the Business Services Agreement and the Confidentiality Agreement; and

(ii) any and all Claims incident to the enforcement of this Section 8.2(c).

                     (d)        Limitations on Indemnification by Buyer. Notwithstanding the provisions of Section 8.2(c), Buyer shall not be liable for or obligated to pay any Claims if any one or more of the following statements is true:

(i) The aggregate Claims for indemnity under Section 8.2(c) are equal to or less than One Hundred Thousand Dollars ($100,000), but such aggregate amount to be paid by Buyer shall not, in any event, exceed the Cash Purchase Amount, provided that Buyer's failure to pay any of the Assumed Liabilities shall be indemnified in full and dollar-for-dollar; or

(ii) Seller fails to give notice of the Claim (pursuant to Section 8.2(e) below) on or before the first anniversary of the Effective Date, excluding any Claim relating to Buyer's failure to pay any of the Assumed Liabilities.

                     (e)        Indemnification Procedures.

(i) Third-Party Claims.

(A) Promptly after receipt by a person entitled to be indemnified under this Section 8.2 (an "Indemnified Party") of notice of the commencement of any proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made against a party (an "Indemnifying Party") under this Section 8.2, give notice to the Indemnifying Party of the commencement of such proceeding. The failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party except to the extent that the defense of such action was irreparably and materially prejudiced by the Indemnified Party's failure to provide prompt notice.

(B) If any proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such proceeding, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (A) the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (B) the Indemnifying Party fails to provide reasonable assurances to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense, it will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (x) there is no finding or admission of any violation of any Legal Requirements (as defined in below) or any violation of the rights of any party and no effect on any other claims that may be made by or against the Indemnified Party, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement; and (c) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not within ten (10) days give notice to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party. The term "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multi-national, or other constitution, law, ordinance, principle, law, statute, code, regulation, rule or treaty.

(C) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(D) The parties will make available to each other and each other's legal counsel and other professional advisors all of its books and records relating to a third-party claim and each party will render to the other assistance as may be reasonably required in order to insure the proper and adequate defense of a third-party claim.

(E) Each party hereby consents to the nonexclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such proceeding or the matters alleged therein.

(ii) Other Claims. A claim for indemnification for any matter not involving a third-party claim must be asserted by written notice to the party from whom indemnification is sought within one (1) year of the Effective Date.

        8.3        Expenses. Buyer will pay all of its expenses (including fees and expenses of due diligence and/or investigation, environmental reports, surveys, legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. Seller will pay all of its expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. Property taxes relating the Real Estate shall be pro-rated pursuant to Exhibit 8.3

        8.4        Exclusivity. Following the satisfaction of the condition set forth in Section 2.2(g) above, and until this Agreement is terminated by its terms but not later than April 29, 2002, Seller will not (and Seller will not cause or permit any director, officer, employee or agent of Seller) to, (a) solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in, or (iv) similar transaction or business combination involving Seller, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other person to do or seek any of the foregoing.

        8.5        Risk of Loss. The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing Date, Seller shall promptly restore, replace or repair the damaged Assets to their previous condition at Seller’s sole cost and expense; provided, however, that Seller shall have no obligation under this Agreement to restore, replace or repair any of the Assets to the extent such restoration, replacement or repair is not covered by insurance proceeds. If such loss or damage cannot be restored, replaced, or repaired by the Closing Date, Buyer shall have the option to either (a) proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage, or (b) defer the Closing Date until such restorations, replacements, or repairs are made (provided that no such deferral shall affect the termination rights of the parties specified in Article VI of this Agreement). The risk of loss or damage by fire or other casualty or cause to the Assets after the Closing Date shall be upon Buyer.

        8.6        Side Agreements. At the Closing, Buyer and Seller shall enter into the "Business Services Agreement" and the "Outsource Agreement on the terms and conditions set forth herein.

        8.7        Employees of Seller.

                     (a)        Employment. All Business Unit Employees shall cease their employment status with Seller as of the close of business on the Effective Date and simultaneously therewith shall be offered employment by Buyer under terms that recognize prior employment with Seller for purposes of all Benefit Plans, Benefit Arrangements or other seniority based programs or benefits. For purposes of this Section 8.7, the term "Business Unit Employees" includes those employees listed on Schedule 4.19. In addition, any Business Unit Employee who has a right to return to employment under the applicable policies of Seller or pursuant to any applicable law shall be extended an employment offer by Buyer at the time each such employee is eligible to return to work or additional employment in the applicable job classification is deemed warranted by Buyer.

                     (b)        Wage Rates. Buyer shall make each Business Unit Employee an offer of employment at the same current base rate of pay or salary, as applicable, that was in effect for such employee immediately prior to the Closing Date.

                     (c)        401(k) Plan. Within thirty (30) days after the Closing Date, Buyer shall establish for Business Unit Employees (or otherwise include Business Unit Employees in) a 401(k) plan that is substantially comparable to the Clarion Technologies Profit Sharing and 401(k) Plan covering Business Unit Employees ("Buyer Plan").

                     (d)        Welfare Benefit Plans and Arrangements. Seller (or Seller's third party administrator or insurer) shall process and pay all eligible claims for health, dental, prescription drug, life, and accidental death and dismemberment benefits on behalf of Business Unit Employees that are incurred prior to the Closing Date (including, without limitation, benefits for claims incurred prior to the Closing Date but for which the claim is received on or after the Closing Date). Seller shall be responsible for providing the continuation of health, dental and prescription drugs as required by COBRA to any individual on COBRA on the Closing Date or eligible for COBRA coverage on the Closing Date. Buyer (or Buyer's third party administrator or insurer) shall process and pay all eligible claims for benefits on behalf of Business Unit Employees that are incurred on or after the Effective Date.

                     (e)        Vacation. With respect to any accrued but unused vacation time to which any Business Unit Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Date (the "Vacation Policy"), Buyer shall allow such employee to use such accrued vacation.

                     (f)        Required Notices. Buyer will provide any plant closure notices as required under federal, provincial, state or local law (including without limitation, the WARN Act) as a result of the transactions contemplated in this Agreement, and Buyer and Parent shall indemnify, defend and hold Seller harmless from and against any and all liability incurred by Seller as a result of Buyer's failure to provide such notice on a timely and effective basis.

                     (g)        Post Closing Health Insurance. Notwithstanding any term or condition of this Agreement, Buyer shall assume all cost or responsibility including all costs and expenses of claims, third party administrative costs, and stop loss insurance premiums relating to health care or medical care services rendered after the Effective Date for the Business Unit Employees employed by Buyer after the closing hereof (the "Post Closing Health Insurance Cost"). Buyer shall use its best efforts to arrange for a health insurance program for the Business Unit Employees it hires at closing. If Buyer uses its best efforts to make such arrangements but is unable to do so, then Buyer may elect to continue, for a period not to exceed thirty (30) days after closing, the insurance coverage for the Business Unit Employees under Sellers self insurance program for such Business Unit Employees, provided that Buyer reimburse Seller for all Post Closing Health Insurance Cost for health care or medical services rendered after the Effective Date relating thereto. Seller agrees to allow Buyer reasonable access to Seller's Business Unit Employees at least three (3) weeks prior to the scheduled closing for the purpose of interviewing such persons who may be covered by Buyer's health insurance.

        8.8        Confidentiality.

                     (a)        By Seller. Seller recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Business, such as lists of customers, operational policies and pricing and cost policies that are valuable, special and unique assets of Seller. Seller agrees not to disclose confidential information with respect to the Business to any Person for any purpose or reason whatsoever, except to authorized representatives of Buyer and to Seller's counsel, unless (a) such information becomes known to the public generally through no fault of Seller, (b) disclosure is required by law or the order of any governmental entity under color of law or (c) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (b) or (c) above, Seller shall, if possible, give prior written notice thereof and provide Buyer with the opportunity to contest such disclosure. In the event of a breach or threatened breach by Seller of the provisions of this Section 8.8(a), Buyer shall be entitled to an injunction restraining Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

                     (b)        By Buyer. Buyer recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of Seller, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller. Buyer agrees that, prior to the Closing, or if there shall not be a Closing, it will not disclose confidential information with respect to Seller to any Person for any purpose or reason whatsoever, except to authorized representatives of Seller and to Buyer's counsel, unless (a) such information becomes known to the public generally through no fault of Buyer, (b) disclosure is required by law or the order of any governmental entity under color of law or (c) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (b) or (c) above, Buyer shall, if possible, give prior written notice thereof to Seller and provide Seller with the opportunity to contest such disclosure. In the event of a breach or threatened breach by Buyer of the provisions of this Section 8.8(b), Seller shall be entitled to an injunction restraining Buyer from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

                     (c)        Damages. Because of the difficulty of measuring economic losses as a result of the breach of the covenants in Sections 8.8(a) and 8.8(b) hereof, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenants may be enforced against them by injunctions and restraining orders.

        8.9        Covenant Not to Compete.

                     (a)        By Seller. In consideration of the sale of the Assets and the Business (collectively, the "Acquired Business"), and to protect the value and good will of the Acquired Business as sold to Buyer hereunder, Seller covenants and agrees that for a period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof, neither Seller nor any of its Affiliates will:

(i) Anywhere in the world, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise own, manage, operate, control, participate in, or perform services for business described in subparagraph 8.9(b) below (the "Prohibited Business"). The foregoing shall not prohibit Seller or Seller's Affiliates from owning not in excess of five percent (5%) of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market system; or

(ii) Induce or attempt to persuade any Business Unit Employee or agent of the Acquired Business to terminate such employment or agency relationship or to enter into any such relationship with any other business organization in competition with the Acquired Business as now conducted; or

(iii) Induce or attempt to persuade any customer or supplier of the Acquired Business to terminate or alter its business relationship with Buyer or enter into any relationship with any customer in competition with the Acquired Business as now conducted.

                     (b)        Description of Prohibited Business. The scope of the covenant of Seller described in Section 8.9(a) for the Prohibited Business shall include the following:

(i) The manufacture, sale or supply of plastic parts, components or assemblies to original equipment manufacturers of heavy tonnage trucks (defined as Class 3 through Class 8);

(ii) The manufacture, sale or supply of plastic parts, components or assemblies manufactured on molding machines having a clamping pressure of 1450 tons or greater to manufacturers who supply such parts, components or assemblies to original equipment manufacturers of heavy tonnage trucks (defined as Class 3 through Class 8);

(iii) The manufacture, sale or supply of plastic waste containers manufactured on molding machines having a clamping pressure of 1450 tons or greater.

        8.10        Covenants Regarding JCI Contracts. At the Closing, Buyer and Seller shall enter into an agreement in the form of attached Exhibit F (the “Outsource Agreement”) pursuant to which, among other things, Seller shall retain the services of Buyer as its exclusive outsource for the work with “Johnson Controls, Inc.”, and or “Plastech Engineered Products, Inc.” for the “Plastech Extended Enterprise Business” located at the Facility. The work shall be performed on such other standard industry terms and conditions as Seller and Buyer shall mutually agree. Buyers acknowledge that Johnson Controls, Inc. and/or Plastech Engineered Products, Inc. have indicated an intent to move such work to another facility with a third party and, accordingly, Seller makes no representation or warranty of any kind or nature whatsoever regarding the profitability of such work or whether such work will continue on its existing basis or on any such basis whatsoever.

        8.11        Post Closing Access to Records. For a period of two (2) years after closing, upon two (2) days prior written notice, upon reasonable request for a proper purpose directly relating to the Assets sold under this Agreement and the Business, Seller shall make all reports, records, ledgers, sales records, inventory records and purchasing records for the business activities conducted at the Facility not otherwise sold as part of the Assets available for inspection by the Buyer or its representatives. Printed copies of all reports and records shall be made for Buyer upon reasonable request at Buyer’s cost and expense.

ARTICLE IX
MISCELLANEOUS

        9.1        Press Releases and Announcements. No press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Seller will be issued without the mutual approval of all parties hereto, except any public disclosure which any party in good faith believes is required by law or regulation.

        9.2        Further Transfers. Seller will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Assets and any other transactions contemplated hereby.

        9.3        Specific Performance. Seller acknowledges that the Business is unique and recognize and affirm that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Seller’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. In addition, Buyer agrees that Seller shall have the right, in addition to any other rights and remedies existing in his favor, to enforce its rights and Buyer’s obligations hereunder not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief.

        9.4        Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and Seller. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party or by reason of this Agreement.

        9.5        Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied. Notices, demands and communications to Seller and Buyer will, unless another address is specified in writing, be sent to the address indicated below:

                  Notices to Seller:

                  William Beckman
                  Clarion Technologies, Inc.
                  38 W. Fulton, Suite 400
                  Grand Rapids, Michigan  49503

                  with a copy to:

                  Wayne P. Bryan
                  McShane & Bowie, P.L.C.
                  Suite 1100, 99 Monroe N.W.
                  Grand Rapids, Michigan 49503
                  Facsimile: 616-732-5099

                  Notices to Buyer:

                  Steve Peterson, CFO
                  Cascade Engineering
                  5251 36th Street, S.E.
                  Grand Rapids, Michigan 49512-2011
                  Facsimile:  616 / 975-4964

                  with a copy to:

                  Newcomer, Shaffer & Spangler
                  117 W. Maple
                  Bryan, Ohio  43506
                  Attention:  David Newcomer
                  Facsimile:  419 / 636-0867
                  Email:  Dnewcomer@nsslawoffice.com

         9.6        Binding Agreement; Assignment.

                     (a)        This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Buyer or by Buyer (except as otherwise provided in this Agreement) without the prior written consent of Seller.

                     (b)        Buyer may (at any time prior to the Closing), at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its wholly owned Subsidiaries; provided that in the event of any such assignment, Buyer will guarantee the obligations of any such assignee under this Agreement (such guarantee to be in form and substance reasonably satisfactory to Seller). Buyer's "wholly owned Subsidiaries" include Subsidiaries which may be organized subsequent to the date hereof.

                     (c)        Buyer may assign its rights under this Agreement for collateral security purposes to the lenders providing financing for the transactions contemplated hereby and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part.

        9.7        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

        9.8        No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

        9.9        Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

        9.10      Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

        9.11      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

        9.12      Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the Exhibits and Schedules hereto and the performance of the obligations imposed by the transactions contemplated hereby shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

        9.13      Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER: CLARION PLASTICS TECHNOLOGIES, INC. By:/s/ William Beckman William Beckman Its: President BUYER: CK TECHNOLOGIES, L.L.C. By:/s/ Steve Peterson Steve Peterson Its: Treasurer

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LIST OF EXHIBITS

                  Exhibit                   Description

                     A                      $300,000 Note
                     B                      $750,000 Note
                     C                      Business Services Agreement
                     D                      Outsource Agreement
                     E                      Seller's Certificate
                     F                      Warranty Bill of Sale
                     G                      Assignment of Buyer's Assumed Contracts
                     H                      Warranty Deed
                     I                      Buyer's Certificate

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LIST OF SCHEDULES

                       Schedule                  Description

                        1.1(a)                   Inventory Listing
                        1.1(b)                   Fixed Assets
                        1.1(c)                   Contracts and Backlog Listing
                        1.1(d)                   Customer Lists; Customer Histories
                        1.1(f)                   Leases to be Assigned
                        1.1(g)                   Real Property
                        1.1(h)                   Prepaid Assets
                        1.1(k)                   Software Licenses
                          1.3                    Assumed Liabilities
                          1.8                    Allocation of Purchase Price
                          4.4                    Authorizations Exceptions
                          4.5                    Encumbrances
                          4.6                    Intellectual Property
                          4.8                    Material Contracts
                         4.10                    Litigation
                         4.12                    Permits and Licenses
                         4.13                    Leases
                         4.15                    Insurance
                         4.17                    Real Property
                         4.19                    Employees; Labor Disputes
                         4.20                    Benefit Plans
                         4.23                    Balance Sheet
                         4.24                    Seller's Knowledge Persons
                         5.5                     Buyer's Knowledge Persons
                         8.7(e)                  Accrued Vacation

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